As Filed with the Securities and Exchange Commission on October 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alibaba Group Holding Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Alibaba Group Services Limited

26/F Tower One, Times Square

1 Matheson Street

Causeway Bay

Hong Kong

+852-2215-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2011 Equity Incentive Plan

2014 Post-IPO Equity Incentive Plan

(Full title of the Plan)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036

(800) 927-9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy A. Steinert, Esq.

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited

26/F Tower One, Times Square

1 Matheson Street, Causeway Bay

Hong Kong

+852-2215-5100

Leiming Chen, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central Hong Kong +852-2514-7600	William H. Hinman, Jr., Esq. Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 U.S.A. 650-251-5000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value US$0.000025 per share (2)
- 2011 Equity Incentive Plan	1,278,152 shares (3)	US$31.70(4)	US$40,512,442	US$5,218
- 2014 Post-IPO Equity Incentive Plan	15,700,835 shares (5)	US$48.89(6)	US$767,683,920	US$98,878
- 2014 Post-IPO Equity Incentive Plan	48,944,243 shares (7)	US$86.91(8)	US$4,253,744,159	US$547,883
TOTAL	65,923,230 shares		US$5,061,940,521	US$651,979

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional ordinary shares, par value US$0.000025 per share (the “Ordinary Shares”) of Alibaba Group Holding Limited (the “Company” or “Registrant”), which may be offered and issued under the Registrant’s 2011 Equity Incentive Plan (the “2011 Plan”) and 2014 Post-IPO Equity Incentive Plan (the “2014 Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	These Ordinary Shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents one Ordinary Share. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-198401).
(3)	Represents Ordinary Shares of the Registrant issuable pursuant to options outstanding under the 2011 Plan.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $31.70 per share represents the weighted average of the exercise prices for outstanding options under the 2011 Plan.
(5)	Represents Ordinary Shares of the Registrant issuable pursuant to options to be granted under the 2014 Plan that will replace options granted under the Company’s 1999 Share Option Plan, 2004 Share Option Plan, 2005 Share Option Plan, 2007 Share Incentive Plan and 2011 Plan (other than those Ordinary Shares separately registered in this Registration Statement under the 2011 Plan) (collectively, the “Assumed Plans”).
(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $48.89 per share represents the weighted average of the exercise prices for the options to be granted under the 2014 Plan.
(7)	Represents Ordinary Shares of the Registrant available for issuance under the 2014 Plan. Subject to certain adjustments as provided in the 2014 Plan, the number of Ordinary Shares available for issuance under the 2014 Plan is equal to (a) that number of Ordinary Shares authorized for issuance under the Assumed Plans (other than those Ordinary Shares separately registered in this Registration Statement under the 2011 Plan), which were either not granted under options or other awards pursuant to the Assumed Plans or were granted under options or other awards pursuant to the Assumed Plans but have expired without having been exercised in full or have otherwise become unexercisable or have become available for grant or award under such Assumed Plans, and (b) on April 1, 2015 and each anniversary thereof, an amount equal to (i) 25,000,000 Ordinary Shares or (ii) such lesser amount of Ordinary Shares determined by the Company’s board of directors. The number of Ordinary Shares available for issuance under the 2014 Plan has been estimated for purposes of calculating the amount of the registration fee. To the extent that the actual number of Ordinary Shares to be offered pursuant to the 2014 Plan exceeds the number of Ordinary Shares registered on this Registration Statement, the Registrant will file a new registration statement for the additional Ordinary Shares.
(8)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ADSs as reported on the New York Stock Exchange on October 2, 2014 divided by one, the then Ordinary Share-to-ADS ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a. The Registrant’s prospectus filed pursuant to Rule 424(b) filed with the Commission on September 22, 2014, which includes audited financial statements for the year ended March 31, 2014; and

b. The description of the Registrant’s Ordinary Shares contained in its Registration Statement on Form 8-A (Registration No. 001-36614) filed with the Commission on September 8, 2014 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-195736), as amended, originally filed with the Commission on May 6, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. The Registrant’s articles of association provide that each officer or director of the Registrant shall be indemnified out of the assets of the Registrant against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, the Registrant has entered, and intends to continue to enter into, indemnification agreements, substantially in the form filed as Exhibit 10.8 to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-195736), as amended, originally filed with the Commission on May 6, 2014, with its directors and executive officers to indemnify such persons in connection with claims made by reason of their being such a director or executive officer.

The Registrant currently carries liability insurance for its directors and executive officers.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, People’s Republic of China, on October 3, 2014.

Alibaba Group Holding Limited

By:	/s/ Jack Yun MA

Name:	Jack Yun MA
Title:	Executive Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Joseph C. Tsai, Jonathan Zhaoxi Lu, Maggie Wei Wu and Timothy A. Steinert, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on October 3, 2014.

Signature	Capacity

/s/ Jack Yun MA	Executive Chairman
Jack Yun MA

/s/ Joseph C. TSAI	Executive Vice Chairman
Joseph C. TSAI

/s/ Jonathan Zhaoxi LU	Director and Chief Executive Officer
Jonathan Zhaoxi LU	(Principal Executive Officer)

/s/ Daniel Yong ZHANG	Director
Daniel Yong ZHANG

/s/ Walter Teh Ming KWAUK	Director
Walter Teh Ming KWAUK

/s/ Maggie Wei WU	Chief Financial Officer
Maggie Wei WU	(Principal Financial and Accounting Officer)

/s/ Timothy A. STEINERT	General Counsel and Corporate Secretary
Timothy A. STEINERT

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Alibaba Group Holding Limited has signed this registration statement or amendment thereto in the city of Newark, State of Delaware, on October 3, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi

Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Form of Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 of Amendment No. 6 to the Registration Statement on Form F-1 (Registration No. 333-195736) filed with the Securities and Exchange Commission on September 5, 2014)

5.1	Opinion of Maples and Calder

10.1	2011 Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.5 of the Registration Statement on Form F-1 (Registration No. 333-195736) filed with the Securities and Exchange Commission on May 6, 2014)

10.2	Form of 2014 Post-IPO Equity Incentive Plan (incorporated by reference to Exhibit 10.43 of Amendment No. 6 to the Registration Statement on Form F-1 (Registration No. 333-195736) filed with the Securities and Exchange Commission on September 5, 2014)

23.1	Consent of Maples and Calder (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers – Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included on the signature page in Part II of this Registration Statement)